Akamai Technologies, Inc.	Exhibit 99.1

Name:	Robert Hughes	Performance Period: FY 2005
Title:	EVP Global Sales and Services

This 2005 incentive plan sets forth your annual compensation for 2005 based on the achievement of certain annual corporate and individual performance objectives. In order to receive your annual incentive bonus, you must be an employee and a member of the Office of the CEO throughout all of 2005 and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee’s determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$300,000

Annual incentive bonus at target:	$200,000

Total Cash Compensation at target:	$500,000

Performance Objectives/Targets

The following are the annual corporate and individual performance objectives for your 2005 Incentive:

Criteria	Weight	Threshold	Target	Above	Max

Recognized Revenue ($000,000)(FY 2005)[1]	50%	98.4%	100%	104%	108%
Bonus Payout		$50,000	$100,000	$212,500	$300,000

Diluted GAAP EPS (2005)[1]	25%	97.8%	100%	106%	115%
Bonus Payout		$25,000	$50,000	$87,500	$100,000

Global Committed Contract Value (CCV) (FY 2005)	25%	50%	100%	130%	150%
Bonus Payout		$25,000	$50,000	$80,000	$100,000

TOTAL	100%	$100,000	$200,000	$380,000	$500,000

Payment of each component of the annual incentive bonus is contingent upon, and will be paid following, the achievement of each corresponding objective. The Compensation Committee of Akamai’s Board of Directors retains the right and sole discretion to determine whether the corporate and individual objectives have been met, after consideration of any recommendation by the Chief Executive Officer. The Compensation Committee’s determination will be final and binding on all concerned. No incentive will be paid under a specific incentive criteria for performance below the associated threshold listed for that criteria. Performance that falls between the target and either the threshold or maximum will be interpolated on a straight line basis to determine the incentive amount. Performance above the maximum may or may not result in higher reward, at the sole discretion of the Compensation Committee, except in the case of CCV. Any bonus payout based on attainment of CCV goals will be paid as follows: 0.0635% of CCV up to 105% performance, 0.134% thereafter.

[1]	As disclosed in Akamai’s SEC 10-K filing for FY 2005, and subject to adjustment by the Compensation Committee for any debt restructuring, acquisitions, and other extraordinary events.

Akamai Technologies, Inc.	Exhibit 99.1

Payment

Your achievement of the goals set forth above will be evaluated on an annual basis. Failure to achieve one of the annual threshold goals set forth above will result in no bonus payment for that particular goal. However, in order to provide ongoing incentives throughout the year, Akamai will pay you, in advance, on a pro-rated basis using your performance during each quarter against pro-rated quarterly Recognized Revenue and CCV goals. Whether you have achieved the pro-rated, quarterly Recognized Revenue and CCV goals will be determined and measured by the Commissions Group (Finance) based on the annual objectives set in this plan. If you have achieved the pro-rated, quarterly Recognized Revenue and CCV goals, you will be paid 50% of the pro-rated bonus for that quarter within five (5) days following the filing of Akamai’s SEC 10-Q filing for that quarter. For purposes of making quarterly payments under this plan, target performance (100%) during each quarter is defined as follows:

	Q1	Q2	Q3	Q4	FY 2005
% of Recognized Revenue Target Achieved	23.6%	24.4%	25.2%	26.8%	100%
% of CCV Target Achieved	20.8%	24.6%	27.0%	27.5%	100%

After the end of the fourth quarter, the Company will make a final determination as to whether each of your annual threshold goals were met. If there is any difference between performance during the first three quarters in which 50% of a pro-rated bonus was paid, and the total annual performance for that year, there will be a final reconciliation as follows:

•	If there is a positive difference between the amounts paid for pro-rated, quarterly performance and the amount calculated for total annual performance, you will be paid the difference within five (5) days following the filing of Akamai’s SEC 10-K filing for 2005.

For example, if you achieve your pro-rated, quarterly Targets in Q1, Q2 and Q3, you will be paid 50% of the pro-rated bonus amount on a quarterly basis. If you also achieve your pro-rated, quarterly Target in Q4, then you are entitled to receive 100% of your annual incentive bonus. Within five (5) days following the filing of Akamai’s SEC 10-K filing for 2005, you will be paid 100% of your pro-rated bonus for Q4, as well as the remaining 50% of your pro-rated bonus for Q1, Q2 and Q3.

•	If there is a negative difference between the amounts paid for pro-rated, quarterly performance and the amount calculated for total annual threshold performance, you will be obligated to reimburse Akamai in full for previously paid, pro-rated, quarterly bonuses within five (5) days following the filing of Akamai’s SEC 10-K filing for 2005.

For example, if you achieve your pro-rated, quarterly Target for Recognized Revenue in Q1, Q2 and Q3, but fail to achieve your pro-rated, quarterly Target in Q4, and your total achievement for 2005 falls below the Threshold goal set forth above, then in accordance with this plan, you are not entitled to receive any bonus payment for that particular goal. You will be obligated to repay Akamai for each 50% quarterly payment you received during 2005.

The payment of the Diluted GAAP EPS component will be made within thirty (30) days following the filing of Akamai’s SEC 10-K filing for FY 2005.

Akamai Technologies, Inc.	Exhibit 99.1

Termination

If either you or the Company terminates your employment before the end of 2005, you will remain eligible for each component of your annual bonus on a pro-rated basis, i.e., both your annual Targets and the bonus based on each component of those Targets will be pro-rated from January 1, 2005 through your last day of employment. At that time, the Company will make a final determination as to whether each of your pro-rated annual goals were met. If there is any difference between performance during the quarters in which you were employed and 50% of a pro-rated bonus was paid, and the total performance for the quarters in which you were employed during 2005, there will be a final reconciliation to determine your performance based on the pro-rated annual goals and the amount of pro-rated bonus, if any, due.

EXAMPLE: If your employment were to terminate on September 30, 2005, your pro-rated, annual Recognized Revenue Target would be 75% of the 2005 Recognized Revenue Target. If, after the close of Q3, Akamai determined that you achieved this pro-rated Target, you would be eligible for a total pro-rated bonus of $75,000 . Because you already would have received $25,000 towards this bonus for Q1 and Q2, you would receive the remaining $50,000 amount within five (5) days following the filing of Akamai’s SEC 10-Q filing for Q3.

Using the same termination date and pro-rated Recognized Revenue Target, if, after the close of Q3, Akamai determines that there is a negative difference between the amounts paid for your pro-rated, quarterly performance and the amount calculated for your total Recognized Revenue performance through September 30, 2005, Akamai may require you to reimburse the Company for the difference. Should Akamai require such reimbursement, the amount to be reimbursed shall be withheld from any severance payment that may be due to you upon your termination. If no severance payment is due, you may be required to reimburse Akamai within five (5) days following the filing of Akamai’s SEC 10-Q filing for Q3.

Acceptance:	/s/ Robert W. Hughes	April 25, 2005

Date

Approved by:	/s/ Paul Sagan	April 25, 2005

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